Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The Global Consulting Group
(805) 987-8741	Investor Relations

(925) 946-9392

FOR IMMEDIATE RELEASE

January 29, 2004

POWER-ONE ANNOUNCES RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR 2003

FORECASTS GROWTH AND RETURN TO PROFITABILITY IN 2004

•                  Q4’03 net sales of $67.0 million vs. $66.0 million in Q4’02

•                  Bookings surge across broad customer base, resulting in book-to-bill ratio of 1.06 in Q4 from 0.92 in Q3

•                  Q4’03 results impacted by investment write-down and restructuring costs of $8.8 million, or approximately $0.10 per share

•                  Q4’03 net loss of $0.12 per share vs. Q4’02 net income of $0.06 per share

•                  Full year 2003 revenues increase 11% over 2002

•                  Company forecasts profitability by mid-2004

Camarillo, CA, January 29, 2004 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the fourth fiscal quarter ended December 31, 2003 increased to $67.0 million compared with $66.0 million for the fourth quarter of 2002.  Revenues for the fourth quarter exceeded the upper-end of the Company’s previously announced guidance due to strength across all of Power-One’s businesses, and were boosted slightly by foreign currency movements.

Net loss for the fourth fiscal quarter ended December 31, 2003 was $10.4 million, or $0.12 per share compared with a net income of $5.1 million, or $0.06 per share, for the same quarter in 2002.  Net loss for the third quarter of 2003 was $3.6 million, or $0.04 per share.  During the fourth quarter of 2003, the Company recorded a write-down of approximately $5.7 million to reduce the book value of an investment held in a privately-owned enterprise and a restructuring charge of $3.1 million for a small reduction in force and an excess facility; these charges totaled $8.8 million, or approximately $0.10 per share.  In addition, the Company’s gross margin was favorably impacted by approximately $1.3 million, or 1.9%, for sales of inventory that had previously been written off, and the Company recognized a tax benefit in its European operations of $2.3 million.  These items favorably impacted the quarter’s results by $3.6 million, or approximately $0.04 per share.

For the full year ended December 31, 2003, the Company recorded net sales of $256.3 million, an 11% increase over 2002’s sales of $230.7 million.  Loss per share for the year ended December 31, 2003 was $0.22 per share compared with a loss of $2.62 per share in 2002.

Net new orders in the fourth quarter of 2003 were $71.4 million, compared with $58.7 million in the third quarter of 2003.  The book-to-bill ratio was 1.06 for the fourth quarter of 2003 compared with 0.92 for the third quarter of 2003.  The Company’s 180-day backlog at the end of the fourth quarter was $39.6 million compared with $37.3 million at the end of the third quarter of 2003; 90-day backlog was $34.7 million compared with $29.7 million at the end of the third quarter.  Overall turns business was approximately 57% during the fourth quarter compared with approximately 51% in the third quarter of 2003.

“We are pleased with the strength in our 2003 results and in particular that our fourth quarter results exceeded expectations due to a stronger-than-expected increase in demand” said Steve Goldman, chief executive officer of Power-One.  “Although the industry recovery may continue to be somewhat choppy, we believe that a real recovery is in progress and that the overall trend line should be positive as we look deeper into 2004.  We have received optimistic feedback from several of our larger customers suggesting that 2004 will be the turnaround year for our industry, and we are projecting profitability sometime mid-year.  In addition to growth related to the recovery, we also expect to gain market share over the long-term with our new technologically-innovative products.”

Mr. Goldman continued, “In the technology arena, we remain on schedule for the launch of our “Z” Series platform of the maXyz™ product line, and are excited about unveiling many details about this groundbreaking new product family.  Our existing maXyz™ products have logged approximately 30 design wins in a relatively short time frame since they were launched in 2003; companywide we have logged over 130 significant design wins in 2003 with minimum revenue potential of $500,000 each.”

Mr. Goldman concluded, “We continue to believe that the market is ripe for the introduction of our new technology, and are confident that we made the right strategic decision to forego profitability in the short-term in order to invest heavily in next-generation technology.  We believe that we have set the stage for substantial revenue and profit growth during this next upturn in the business cycle, and we look forward to returning to profitability in 2004.”

Future Outlook

For the first quarter of 2004, the Company anticipates net sales to be in the range of $66 to $70 million, which reflects a modest increase in demand for the Company’s AC/DC and DC/DC power supplies, offset by seasonal weakness in the Company’s DC power systems businesses in Northern Europe.  The Company forecasts a net loss in the range of $0.03 to $0.06 per share, while maintaining quarterly investments in next-generation silicon technology of approximately $3 million, or $0.04 per share.

For fiscal 2004, the Company expects a sales growth percentage in the mid-teens over fiscal 2003 sales of $256 million.  The Company also expects to return to profitability during mid-2004.

The preceding statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

Earnings Conference Call

     Power-One will be holding a conference call with investors and analysts on Thursday, January 29, 2004 at 8:00 a.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the fourth quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “continue,” “anticipate,” “believe,” “forecast,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including a continuation of the general economic slowdown, continued price pressure, ongoing pervasive weakness throughout the communications industry, market acceptance of the Company’s new products and increased R&D expenditures above previous levels.  See “Risk Factors” in the Company’s 2002 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited, except for fiscal 2002)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

NET SALES	$67,019	$66,026	$256,334	$230,656
COST OF GOODS SOLD	42,396	41,397	161,668	234,662
GROSS PROFIT (LOSS)	24,623	24,629	94,666	(4,006)

EXPENSES:
Selling, general and administrative	15,898	13,492	62,427	59,321
Engineering and quality assurance	10,877	8,026	40,780	34,663
Amortization of intangible assets	960	692	3,622	5,139
Restructuring costs	3,128	(904)	3,128	10,690
Asset Impairment	—	376	—	110,216
Total expenses	30,863	21,682	109,957	220,029

INCOME (LOSS) FROM OPERATIONS	(6,240)	2,947	(15,291)	(224,035)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	302	(212)	1,644	1,758
Interest expense	(277)	(170)	(1,042)	(1,133)
Other income (expense), net	(6,479)	663	(4,484)	166
Total interest and other income (expense)	(6,454)	281	(3,882)	791

INCOME (LOSS) BEFORE INCOME TAXES	(12,694)	3,228	(19,173)	(223,244)

BENEFIT FOR INCOME TAXES	(2,325)	(1,856)	(969)	(12,240)

NET INCOME (LOSS)	$(10,369)	$5,084	$(18,204)	$(211,004)

BASIC EARNINGS (LOSS) PER SHARE	$(0.12)	$0.06	$(0.22)	$(2.62)

DILUTED EARNINGS (LOSS) PER SHARE	$(0.12)	$0.06	$(0.22)	$(2.62)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	83,126	81,178	82,539	80,396

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	83,126	82,389	82,539	80,396

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	December 31, 2003	December 31, 2002
	(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$99,507	$107,109
Accounts receivable:
Trade (net of allowance)	55,823	49,395
Other	10,511	7,379
Notes receivable	804	3,000
Inventories	51,215	48,751
Prepaid expenses and other current assets	4,859	6,648

Total current assets	222,719	222,282

PROPERTY & EQUIPMENT, net	59,631	59,436
PROPERTY & EQUIPMENT HELD FOR SALE	4,529	7,573
INTANGIBLE ASSETS, net	57,276	50,938
NOTES RECEIVABLE	—	4,485
OTHER ASSETS	5,722	16,149

TOTAL ASSETS	$349,877	$360,863

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facility	$1,993	$717
Current portion of long-term debt	589	572
Accounts payable	35,430	27,015
Restructuring reserve	5,660	8,252
Other accrued expenses	20,360	35,403

Total current liabilities	64,032	71,959

LONG-TERM DEBT, less current portion	8,596	8,908
OTHER LIABILITIES	1,930	858

STOCKHOLDERS’ EQUITY:
Common stock	83	80
Additional paid-in capital	595,449	586,038
Deferred compensation	(662)
Accumulated other comprehensive income	24,047	18,414
Accumulated deficit	(343,598)	(325,394)

Total stockholders’ equity	275,319	279,138

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$349,877	$360,863

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Orders	$71,364	$53,559	$257,181	$212,811

Sales	$67,019	$66,026	$256,334	$230,656

Operating Income (Loss)	$(6,240)	$2,947	$(15,291)	$(224,035)

Net Income (Loss)	$(10,369)	$5,084	$(18,204)	$(211,004)

Basic Earnings (Loss) Per Share	$(0.12)	$0.06	$(0.22)	$(2.62)

Diluted Earnings (Loss) Per Share	$(0.12)	$0.06	$(0.22)	$(2.62)

Basic Weighted Average Shares Outstanding (1)	83,126	81,178	82,539	80,396

Diluted Weighted Average Shares Outstanding (1)	83,126	82,389	82,539	80,396

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.